Exhibit 10.1

EXECUTION COPY

October 3, 2016

Aralez Pharmaceuticals Inc.

7100 West Credit Avenue

Suite 101

Mississauga, Ontario L5N 0E4

Re:                                          Limited Consent

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Facility Agreement dated as of December 7, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among Aralez Pharmaceuticals Inc. (“Aralez”), POZEN Inc. (“Pozen”), Tribute Pharmaceuticals Canada Inc. (“Tribute” and collectively with Aralez and Pozen, the “Credit Parties”) and Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P. and Deerfield Partners, L.P. (collectively, the “Lenders”).  Capitalized terms used in this letter (this “Consent”) and not otherwise defined herein shall have the meanings ascribed thereto in the Facility Agreement.

The Credit Parties have advised the Lenders that Aralez Pharmaceuticals Trading DAC, a Guarantor (the “Buyer”), intends to acquire certain assets (such acquisition, the “Acquisition”) pursuant to the terms of that certain Asset Purchase Agreement (in substantially the form provided to the Lenders prior to the date hereof, the “Purchase Agreement”), dated as of October 3, 2016, by and among AstraZeneca AB (the “Seller”), the Buyer and Aralez.  Pursuant to the terms of the Purchase Agreement, Aralez shall guaranty the obligations of the Buyer and its affiliates to the Seller arising pursuant to, in respect of or in connection with the Purchase Agreement or any Ancillary Agreement (as defined in the Purchase Agreement) (such guaranty the “Parent Guaranty”).  In addition, pursuant to the terms of the Purchase Agreement, after the Closing Date (as defined in the Purchase Agreement), (i) upon the first achievement of certain events described in the Purchase Agreement, the Buyer shall pay to the Seller additional consideration as set forth in the Purchase Agreement (such payments in accordance with the terms of the Purchase Agreement, the “Milestone Payments”), and (ii) as additional consideration, the Buyer shall make royalty payments to the Seller as set forth in the Purchase Agreement (such payments, in accordance with the terms of the Purchase Agreement the “Royalty Payments”).

The Credit Parties have requested that the Lenders consent to the Acquisition and the related transactions contemplated by the Purchase Agreement, including the Parent Guaranty and any Ancillary Agreements (as defined in the Purchase Agreement), the Milestone Payments and the Royalty Payments.

Notwithstanding the terms and provisions of the Facility Agreement or any other Loan Document to the contrary, subject to the terms and conditions set forth below, the Lenders party hereto, constituting the Required Lenders, hereby consent to the Acquisition and the related transactions expressly contemplated by the Purchase Agreement, including the Parent Guaranty, the Milestone Payments and the Royalty Payments.  The parties hereto agree that, notwithstanding the terms and provisions of the Facility Agreement or any other Loan Document to the contrary, the Acquisition shall be deemed a Permitted Acquisition, and that the Parent Guaranty and the obligations of the Buyer to make the Milestone Payments and the Royalty Payments shall each be deemed Permitted Indebtedness.

The parties hereto further agree that, on and after the date that is three (3) Business Days’ following the Borrower’s delivery to the Lenders of an Acquisition Loan Request, but in no event earlier than October 25, 2016 or later than December 31, 2016, and subject to satisfaction of the conditions set forth in Sections 4.2(b) and 4.2(c) of the Facility Agreement, the Borrower is permitted to borrow Acquisition Loans on the Closing Date (as defined in the Purchase Agreement), in an aggregate amount of $175,000,000, which amount is equal to, and shall be used solely to fund, the Purchase Price (as defined in the Purchase Agreement, but, for the avoidance of doubt, not including any amounts constituting the Milestone Payments or the Royalty Payments) paid or payable on the Closing Date (such Acquisition Loans, the “AZ Acquisition Loans”).

In the event that the Borrower elects to borrow the AZ Acquisition Loans, notwithstanding anything contained in the Prior Limited Consent (defined below) to the contrary, the Borrower shall, subject to the conditions set forth in Sections 4.2(b) and 4.2(c) of the Facility Agreement, be entitled to borrow Acquisition Loans in the amount of $25,000,000 to fund the purchase price of the Prior Acquisition (defined below) (such Acquisition Loans, the “Merck Acquisition Loans” and, together with the AZ Acquisition Loans, the “Permitted Acquisition Loans”); provided that the Merck Acquisition Loans must be borrowed substantially concurrent with the borrowing of the AZ Acquisition Loans.  If the Borrower does not elect to borrow the Merck Acquisition Loans, and the Lenders fund the AZ Acquisition Loans, the Borrower shall not be permitted to borrow, and the Lenders shall have no further obligation to fund, any other Acquisition Loans, including without limitation, the Merck Acquisition Loans or any other Acquisition Loans with respect to such Prior Acquisition.

The consents set forth above are conditioned upon the Credit Parties’ (i) providing the Lenders upon the closing of the Acquisition, with copies of the Purchase Agreement and the Ancillary Agreements, each in substantially the form provided to the Lenders prior to the date hereof without any change in the Purchase Price, any change in the Milestone Payments or the Royalty Payments, any change in the products being acquired or any modification or waiver thereto that is materially adverse to the interest of the Lenders (as determined in good faith by the Required Lenders), without the consent of the Required Lenders, and duly executed by each of the parties thereto, (ii) taking all steps required to perfect the Lenders’ (or their agents’) Liens in any Intellectual Property or other assets acquired by the Buyer pursuant to the Purchase Agreement

(other than “Excluded Property” as defined in the Loan Documents) within sixty (60) days of the consummation of the Acquisition (or such later date as Required Lenders may reasonably agree), (iii) certification (which certification is deemed a representation and warranty of each of the Credit Parties under the Facility Agreement) as of the date hereof (and by their execution of this Consent, each Credit Party hereby certifies as of the date hereof) that (a) all of the representations and warranties set forth in Section 3.1 of the Facility Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality, true and correct in all respects), and (b) no Default or Event of Default has occurred or would be created by the consummation of the Acquisition and (iv) certification (which certification shall be deemed a representation and warranty of each of the Credit Parties under the Facility Agreement) as of the Closing Date that (x) the “Specified Representations” are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality, true and correct in all respects), and (y) no Event of Default has occurred under Section 5.4(a) and (d) of the Facility Agreement.  For purposes hereof, “Specified Representations” means the representations and warrants set forth in Sections 3.1(a), (c), (e), (g), (i) (but solely the first three sentences thereof and clauses (B) and (C) of the fourth sentence thereof), (k) and (y) of the Facility Agreement.

The Lenders and/or other funds affiliated therewith will have available sufficient capital to make additional loans to the Borrower in an aggregate amount of up to $250,000,000 for the payment of the purchase price of any Permitted Acquisitions (for this purpose excluding clause (vii) of the definition of “Permitted Acquisition set forth in the Facility Agreement) with respect to target businesses mutually approved by, and as otherwise mutually agreed upon, by the Borrower and the Lenders, subject to Section 5.1(m) of the Facility Agreement.  Any such loans (if and to the extent made available by the Lenders and/or affiliated funds) shall be borrowed in one or more advances at any time prior to April 3, 2018, upon at least fifteen (15) Business Days’ prior written notice to the Lenders.  Further, any such loans shall be in addition to the Permitted Acquisition Loans and shall be evidenced by notes substantially in the form of the Acquisition Notes and on terms, and subject to conditions, including, but not limited to, interest and amortization terms, substantially similar to the Acquisition Loans under the Facility Agreement or such other terms as may be mutually agreed to by the Borrower and the Lenders.

It is understood and agreed that this Consent shall become effective when, and the Credit Parties shall have no rights under this Consent until, the Lenders shall have received executed counterparts to this Consent from all of the Credit Parties.

Except as expressly set forth herein or contemplated hereby, (i) the Facility Agreement and the other Loan Documents remain unchanged and in full force and effect (including, without limitation, the Limited Consent dated as of September 6, 2016 (the “Prior Limited Consent”) for the acquisition consented to by the Lenders therein (“Prior Acquisition”)),  (ii) this Consent shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Facility Agreement or other Loan Documents or to be a waiver of any Event of Default under the Facility Agreement or the other Loan Documents whether arising before or after the date hereof or as a result of the transactions contemplated hereby (except for the specific waivers referenced above), and (iii) this Consent shall not preclude the future exercise of any right, remedy, power or privilege available to the Lenders whether under the Facility Agreement, other Loan Documents or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Obligations, Facility Agreement or other Loan Documents.

This Consent (i) is a Loan Document and constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect hereto or thereto are expressly superseded hereby, and (ii) shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

All questions concerning the construction, validity, enforcement and interpretation of this Consent shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State.

This Consent may be executed in any number of counterparts (which taken together shall constitute one and the same instrument) and by facsimile or other electronic transmission, which facsimile (or other electronically delivered) signatures shall be considered original executed counterparts.

[Signature pages follow.]

Very truly yours,

DEERFIELD PRIVATE DESIGN FUND III, L.P.
By: Deerfield Mgmt III, L.P., its General Partner
By: J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P.
By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Authorized Signatory

DEERFIELD INTERNATIONAL MASTER FUND, L.P.
By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Authorized Signatory

Acknowledged and Agreed to
as of the date set forth above:
ARALEZ PHARMACEUTICALS INC.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	Chief Executive Officer

TRIBUTE PHARMACEUTICALS CANADA INC.

By:	/s/ James L. Hall
Name:	James L. Hall
Title:	General Manager

POZEN INC.

By:	/s/ Scott J. Charles
Name:	Scott J. Charles
Title:	Treasurer